Filed pursuant to Rule 433
Dated June 13, 2006
Registration No. 333-132201




Issuer:	                Toyota Motor Credit Corporation

Rating:	                Aaa/AAA

CUSIP:	                89233PYP5

Issue Amount:	        USD 42,000,000

Trade Date:	        June 13, 2006

Issue Date:	        June 28, 2006

Final Maturity Date:	July 2, 2007 (1 year and 4 days)

Issue Price:	        100%

Re-offer Price:	        100%

Redemption Price:	100%

Coupon:	                1 Year CMT + 0.01%

1 Year CMT:	        A percentage equal to the yield for the United
States Treasury securities at "constant maturity" for a period of one
(1) year and for that Interest Reset Date as set forth in H.15(519) under the caption "Treasury constant maturities", as such yield is displayed on the Telerate page 7051 for the Interest Reset Date on the day that is two U.S. Government Securities Business Days prior to that Interest Reset Date.

Interest Reset Dates:	Monthly on the 2nd calendar day of each month, except for
the first period which will be starting on the Issue Date and the second period which will be starting on August 2, 2006

Coupon Payment Dates:	Monthly on the 2nd calendar day of each month starting
on August 2, 2006, in accordance with the Business Day Convention

Coupon Period End Dates: Monthly on the 2nd calendar day of each month, starting on August 2, 2006

Coupon Period:	Each period from, and including, one Coupon Period End Date to, but excluding, the next following Coupon Period End Date, except that the initial Coupon Period will commence on, and include, the Issue Date

Coupon Payment Currency:   USD

Day Count Fraction:	   30/360 unadjusted


Business Days:	           New York

Business Day Convention:   Following

Form:	                   Medium Term Note

Clearing:	           DTC

Denominations:	           USD 100,000

Listing:	           Not listed

Calculation Agent:	   Deutsche Bank Trust Company Americas

Dealer:	                   Bear, Stearns & Co. Inc.

Payment and Delivery:	   Delivery of the note in full on the Issue Date to
                           Bear Stearns through DTC, against payment

Governing Law:	           New York

Risk Factors:	           Credit and Principal.  The Note is an unsecured senior
                           unsubordinated obligation of the Issuer. The Note is principal protected only at maturity


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.